                                 AMENDMENT NO. 1
                                        TO
                                RIGHTS AGREEMENT

         THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this "AMENDMENT") is entered into as of the 24th day of May, 2001, between The York Group, Inc., a Delaware corporation (the "COMPANY") and Computershare Investor Services, LLC (the "RIGHTS AGENT").

         WHEREAS, the Company and the Rights Agent have previously entered into that certain Rights Agreement (the "RIGHTS AGREEMENT") dated as of September 28, 2000;

         WHEREAS, pursuant to SECTION 28 of the Rights Agreement, the Company may supplement or amend the Rights Agreement, evidenced by a writing signed by the Company and the Rights Agent, without the approval of any holders of Rights Certificates (as defined in the Rights Agreement), to add, delete, modify or otherwise amend any provision, which the Company may deem necessary or desirable;

         WHEREAS, the parties desire to amend the definition of "Acquiring Person" in SECTION 1 of the Rights Agreement, as set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

         1. The definition of "Acquiring Person" as set forth in SECTION 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

                  "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Voting Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any trustee of or fiduciary with respect to any such plan when acting in such capacity. Notwithstanding the foregoing part of this definition, no Person shall become an "Acquiring Person" as the result of an acquisition of Voting Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Voting Shares of the Company then outstanding; PROVIDED, HOWEVER that, if a Person shall become the Beneficial Owner of 15% or more of the Voting Shares of the Company then outstanding by reason of share purchases by the Company and shall after such share purchases by the Company and at a time when such Person is the Beneficial Owner of 15% or more of the Voting Shares of the Company then outstanding, become the Beneficial Owner of any additional Voting Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing parts of this definition, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to this definition has become such inadvertently, and such Person divests a sufficient number of Voting Shares so that such Person would no longer be an "Acquiring Person," by such deadline as the Board of Directors shall set, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

                  Notwithstanding the foregoing parts of this definition, none of Matthews International Corporation, a Pennsylvania corporation ("MATTHEWS"), Empire Stock Corp., a Delaware corporation ("ESC") and Empire Merger Corp.("EMC"), a Delaware corporation, shall be deemed to be an "Acquiring Person," under the Agreement and Plan of Merger, dated
                  May 24, 2001, by and among Matthews, EMC, and the Company, under the Stock Purchase Agreement, dated May 24, 2001, by and among the Company, Matthews and ESC, or under the Asset Purchase Agreement, dated May 24, 2001, by and among Matthews, ESC, the Company, York Bronze Company and OMC Industries, Inc. or any related transaction or document.

         2. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect. Except as expressly amended by this Amendment, none of the rights, interests and obligations existing and to exist under the Rights Agreement are hereby released, diminished or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Rights Agreement.

         3. For the convenience of the parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Rights Agreement.

                            [SIGNATURE PAGE FOLLOWS]


         IN WITNESS WHEREOF, the undersigned have hereunto set their hands effective as of the date first written above.


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
Attest:                              THE YORK GROUP, INC.



By: /s/ Andrew A. Gregory            By: /s/ Thomas J. Crawford
    -----------------------------        ---------------------------------------
Name: Andrew A. Gregory              Name: Thomas J. Crawford
Title: Attorney                      Title: President




Attest:                              COMPUTERSHARE INVESTOR
                                     SERVICES, LLC, as Rights Agent



By: /s/ Jayne E. Schwartz            By: /s/ Keith A. Bradley
    -----------------------------        ---------------------------------------
Name: Jayne E. Schwartz              Name: Keith A. Bradley
Title: Legal Assistant               Title: Manager, Client Services
